Exhibit 14.5

   FIDUCIARY\F11899A                09/26/97                          GHD/jem

                                 EASTCLIFF FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN

                                 EASTCLIFF FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN

                                 EASTCLIFF FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN

                                Table of Contents

                                                                         Page

   ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

   PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

   CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   INVESTMENT OF CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . .    7

   DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

   ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

   THE INVESTMENT ADVISOR  . . . . . . . . . . . . . . . . . . . . . . .   17

   AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . . . . . . . .   18

   PROHIBITED TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .   19

   LEGAL COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . . .   20

   ERISA RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

   ADMINISTRATIVE INFORMATION  . . . . . . . . . . . . . . . . . . . . .   23

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                                 EASTCLIFF FUNDS

                        SECTION 403(b)(7) RETIREMENT PLAN

   PLAN DOCUMENT

             Employees of certain exempt organizations and schools may have a portion of their compensation set aside for their retirement years in a mutual fund custodial account plan. The employee is not taxed on the amount set aside or the earnings thereon until the accumulated funds are withdrawn, normally at retirement.

             Under the Eastcliff Funds Section 403(b)(7) Retirement Plan, contributions are held by the authorized custodian (the "Custodian") and are invested in the shares of one or more regulated investment companies managed by Resource Capital Advisers, Inc. (the "Investment Advisor") or otherwise designated by the Investment Advisor as being eligible for investment under the Eastcliff Funds Section 403(b)(7) Retirement Plan (the "Plan"). The Plan is designed to allow eligible employers described in Article I to make employer contributions to the Plan and to allow eligible employees to elect to have their employer make contributions to the Plan on their behalf pursuant to a salary reduction agreement. This Plan is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974 (the "Act"), where such Act is applicable, and the Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE I

                                   ELIGIBILITY


             A. Any person who performs services as an employee for an employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or who performs services for an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) if the educational organization is maintained by a State or political subdivision of a State or an agency or instrumentality of either, and who obtains the consent of such employer to participate herein, is eligible to adopt this Plan.

             B. Any employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or is an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) if the educational organization is maintained by a State or a political subdivision of a State or an agency or instrumentality of either (the "Employer") may, but is not required to, adopt this Plan for some or all of its eligible employees. It is, however, necessary for the Employer if it does not adopt this Plan to cooperate to the extent of executing the proper documents allowing the employee to establish a custodial account and to reduce the employee's salary and apply the amount of the reduction to contributions for the employee under this Plan.

             C. An eligible individual shall not be entitled to elect to have his Employer make contributions to the Plan pursuant to a salary reduction agreement unless the Employer has established a plan or program which allows all employees of the Employer (except as otherwise permitted by the Code) the opportunity to have contributions made pursuant to such an agreement. An Employer may exclude from participation employees who are participants in an eligible deferred compensation plan under Section 457 of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code or another Section 403(b) annuity contract, and nonresident aliens and certain students.

             D. In lieu of or in addition to a salary reduction arrangement, an Employer may make contributions on behalf of its employees, but an Employer is not obligated to do so. If an Employer makes contributions (other than contributions made pursuant to a salary reduction agreement), this Plan as adopted by such Employer must satisfy the nondiscrimination requirements as set forth in Section 403(b)(12) of the Code, including the limitation under Section 401(a)(17) of the Code on the amount of compensation that may be taken into account.

             E. An eligible individual is not disqualified from participation by reason of the fact that his Employer provides any other retirement plan for its employees. However, the contributions under this Plan or any other Section 403(b) plan will be affected by the Employer's contributions to such other retirement plan.

                                   ARTICLE II

                                  PARTICIPATION


             An eligible employee who wishes to establish this Plan (the "Individual") may do so by completing the Section 403(b)(7) Application and Salary Reduction Agreement or Transfer Form (as applicable), obtaining the Employer's signature and returning all necessary forms to Eastcliff Funds. An eligible Employer may adopt this Plan by either having the Individual follow the procedure described in the preceding sentence or by obtaining the Individual's signature on the Application and following the procedure itself thereafter.

             The Application and the Salary Reduction Agreement, if applicable, are incorporated herein by reference as part of the Plan. The Plan will be effective upon written acceptance by or on behalf of the Custodian of the Application. If the Employer maintains a written Section 403(b) plan for which this Plan serves as a funding vehicle, the terms and conditions of such plan shall take precedence over the provisions of this Plan to the extent such provisions are inconsistent.

                                   ARTICLE III

                                  CONTRIBUTIONS


             A. An Employer may contribute cash to the Plan in any taxable year in any amount which (a) is not an "excess contribution" as defined in
   Section 4973(c) of the Code and (b) if such contribution is made pursuant to a Salary Reduction Agreement between the Employer and the Individual, does not exceed the limitation on "elective deferrals" contained in
   Section 402(g) of the Code. Neither the Investment Advisor nor the Custodian shall be responsible for determining the amount an Employer may contribute on behalf of the Individual, nor shall either be responsible to recommend or compel Employer contributions under the Plan.

             If during any taxable year the Employer contributes an amount which is an "excess contribution", such excess contribution (plus any income attributable thereto) shall, upon written request, be paid to the Individual by the Custodian or applied towards a contribution for the next subsequent year. In the event that an amount contributed during a calendar year exceeds the limitation on "elective deferrals" contained in
   Section 402(g) of the Code and the Individual notifies the Custodian, in writing, of such excess amount no later than March 1 of the following calendar year, the Custodian will distribute such excess amount (plus any income attributable thereto) to the Individual not later than the following April 15. Neither the Investment Advisor nor the Custodian shall have any responsibility for determining that an excess contribution or excess elective deferral has been made or for distributing such excess amount except in accordance with the specific written instructions of the Individual.

             B. In addition, the Individual or the Employer may (a) transfer or cause to be transferred to the Plan the cash surrender or redemption value of a Section 403(b) annuity or variable annuity or the assets of another Section 403(b)(7) custodial account for which contributions were previously made on the Individual's behalf or (b) contribute to the Plan any amount distributed from a Section 403(b) annuity or custodial account which qualifies as a "rollover contribution" within the meaning of Section 403(b)(8) of the Code. Neither the Investment Advisor nor the Custodian shall be responsible for the tax treatment to the Individual of any transfer or rollover contribution or for losses resulting from any acts, omissions or delays of any party transferring or rolling over assets to the Individual's account.

             C. Employer contributions to the Plan (including permissible salary reduction contributions) are not taxable income in the taxable year contributed. The maximum amount which may be contributed to the Plan on an Individual's behalf may not exceed the lesser of:

             (1) 25% of compensation (as defined in Section 415(c) of the Code) or $30,000 whichever is less. For this purpose, "compensation" generally means amounts included in your taxable income, but does not include Section 403(b) contributions.

             (2) The Individual's "exclusion allowance" under Section 403(b)(2) of the Code, which is calculated as 20% of Includible Compensation times the number of years of service minus the aggregate amount previously contributed by the Employer (including salary reduction contributions), under a Section 403(b) plan and excluded from the Individual's gross income for prior tax years. "Includible Compensation" (as defined in Section 403(b)(3) of the Code) is current taxable compensation from a school or other eligible employer, but does not include amounts contributed by an eligible employer to a qualified retirement plan which were not currently taxed to the employee or Section 403(b) contributions. (A special minimum exclusion allowance applies to certain church employees whose adjusted gross income is $17,000 or less under Section 403(b)(2)(D) of the Code.)

             (3) For amounts contributed pursuant to a Salary Reduction Agreement, $9,500, as adjusted for cost-of-living increases in accordance with Sections 402(g)(5) and 415 of the Code, less any salary reduction contributions made during the year under a qualified cash or deferred arrangement under Section 401(k) of the Code, a simplified employee pension under Section 408(k) of the Code or any other Section 403(b) annuity or custodial account.

             If employed by an educational institution, hospital, home health service agency, health and welfare service agency or a church or convention or association of churches, the Individual may elect to be governed by one of three alternate limitations: (a) in lieu of the limitation described in (1) above, an amount equal to the lesser of 25% of Includible Compensation plus $4,000, or $15,000; (b) that the limitation described in (2) above not apply; or (c) for the year in which the Individual's employment terminates, replace the 25% of compensation (but not the $30,000) limitation described in (1) above with an amount which is equal to the contributions which could have been made, but were not, under Code Section 403(b), during a ten-year period ending on the date of termination. The final "catch-up" contribution in (c) cannot exceed $30,000 and may only be used once. The alternate limitations available to employees of educational institutions, hospitals, home health service agencies, health and welfare service agencies or churches or conventions or associations of churches are mutually exclusive and an election of one of the alternatives is irrevocable.

             In addition, any employee of such an employer who has completed at least 15 years of service, may increase the amount described in (3) above by the lesser of:

             (a)  $3,000;

             (b)  $15,000, less amounts excluded in prior
                  years under this special catch up election;
                  or

             (c)  the excess of $5,000 multiplied by the
                  number of years of service minus any salary reduction contributions under a Section 403(b) annuity, a Section 401(k) plan or a simplified employee pension made by the employer on behalf of the employee for prior taxable years.

             D. The interest of the Individual in the Plan and the assets in his custodial account shall be nonforfeitable at all times, may not be assigned, and shall not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind, except with regard to payment of the expenses of the Custodian as authorized by the provisions of this Plan. Notwithstanding the foregoing or any other provision herein to the contrary, the Custodian may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Employer to determine that it meets the applicable requirements of
   Section 414(p) of the Code. If any such order so directs, distribution of benefits to the alternate payee may be made at any time even if the Individual is not then entitled to a distribution.

                                   ARTICLE IV

                           INVESTMENT OF CONTRIBUTIONS


             All contributions made to the Plan shall be used by the Custodian to purchase shares of one or more of the regulated investment companies managed by the Investment Advisor or otherwise designated by the Investment Advisor as being eligible for investment under the Plan. Each such regulated investment company will be referred to as the "Investment Company," and the shares of an Investment Company will be referred to as "Investment Company Shares". Unless otherwise directed by the Employer, contributions shall be allocated to a separate custodial account ("Custodial Account") established for the Individual. The Individual (or the Individual's beneficiary) may direct the Custodian to invest his Custodial Account in the shares of the Investment Company or other regulated investment companies as may be made available by the Investment Advisor in the future. The Individual (or the Individual's beneficiary) may direct the Custodian to transfer all or any part of his Custodial Account assets from one Investment Company to another at any time. In directing the Custodian to invest contributions and/or Custodial Account assets, the Individual (or the Individual's beneficiary) shall designate a percentage allocation to any or all of the then available Investment Companies. Any changes in the allocation of future contributions or current Custodial Account assets will be effective only when the Custodian receives written authorization from the Individual (or the Individual's beneficiary). All dividends and capital gains shall be reinvested in additional Investment Company Shares.

                                    ARTICLE V

                                  DISTRIBUTIONS


             A. The Individual, or his beneficiary or estate in the event of his death, shall be entitled to distribution of the assets in his Custodial Account upon the occurrence of one of the following events:

             (a)  The Individual's attainment of age 59-1/2.

             (b)  The Individual terminates his employment.

             (c)  The Individual becomes disabled.

             (d)  The Individual's death.

   Note that distributions prior to age 59-1/2 may be subject to a 10% additional tax under the Code.

             For purposes of the Plan, the Individual shall be considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration.

             B. In addition, an Individual may request distribution of the assets in his Custodial Account (to the extent attributable to contributions made pursuant to a Salary Reduction Agreement, not including any earnings thereon) upon incurring a substantial financial hardship. A substantial financial hardship shall exist if the Individual incurs immediate and heavy financial need and that need cannot be met by other resources reasonably available to the Individual.

             The Individual shall be eligible to receive a hardship distribution from his Custodial Account after the Custodian's receipt of written notification from the Employer indicating: (a) that the Individual has incurred a substantial financial hardship and (b) the specific amount needed to meet the substantial financial hardship. The amount distributed from the Custodial Account shall not exceed the amount specified in the notification.

             For purposes of this Plan, a substantial financial hardship shall mean medical expenses incurred by the Individual, his spouse or a dependent, purchase (excluding mortgage payments) of a principal residence for the Individual, payment of tuition and related educational expenses for the next 12 months of post-secondary education for the Individual, his spouse or a dependent, the need to prevent the eviction of the Individual from his principal residence or foreclosure on the mortgage of the Individual's principal residence, or such other events as may be approved by the Commissioner of Internal Revenue in rulings, notices or other published documents.

             In determining whether the need cannot be met by other resources reasonably available to the Individual, the Employer may rely on the Individual's certification, executed in a form and manner specified by the Employer, that the need cannot be relieved:

             (a) through reimbursement or compensation by insurance or otherwise;

             (b) by reasonable liquidation of the Individual's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

             (c) by cessation of elective deferrals under the Plan; and

             (d) by other distributions or nontaxable [at the time of the loan] loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

             In the event the Individual is unwilling or unable to provide the certification described above, or in the event the Employer determines that it cannot reasonably rely on the certification provided by an Individual, then the requirements of this Paragraph B shall be deemed satisfied only if all of the following conditions are satisfied:

             (a) the distribution is not in excess of the amount of the immediate and heavy financial need of the Individual;

             (b) the Individual has obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans from plans maintained by the Employer;

             (c) the Individual's elective deferrals under this Plan and all other plans maintained by the Employer shall be suspended for at least 12 months after receipt of the hardship distribution; and

             (d) under this Plan and all other plans maintained by the Employer, the Individual may not make elective deferrals for the Individual's taxable year immediately following the taxable year of the hardship distribution in excess of the limitation on elective deferrals in effect for such next taxable year under Section 402(g) of the Code less the amount of such Individual's elective deferrals for the taxable year of the hardship distribution.

             The Employer shall be responsible for:

             (a) determining that a substantial financial hardship exists;

             (b) designating the amount necessary to meet such a substantial financial hardship; and

             (c) notifying the Custodian in writing of its decisions.

             If the Employer does not process hardship distributions in accordance with the standards set forth under this Plan and applicable law, the hardship distribution provisions under this Paragraph B shall be ineffective. Neither the Custodian nor the Investment Advisor shall be responsible for determining that a substantial financial hardship exists or the amount necessary to satisfy such hardship and may rely on any written notification from the Employer certifying the existence and the amount of a substantial financial hardship.

             Any determination under this Paragraph B is to be made in accordance with uniform and nondiscriminatory standards established by the Employer. The Individual has the responsibility of providing the Employer with any and all documents, financial data or other information which the Employer deems necessary in order to make the determination.

             C. The Individual may elect a form of distribution from among the following alternatives:

             (a)  A single sum payment in cash;

             (b) Equal or substantially equal monthly, quarterly, or annual payments over a period not extending beyond the life expectancy of the Individual; or

             (c) Equal or substantially equal monthly, quarterly, or annual payments over a period not extending beyond the joint and last survivor life expectancy of the Individual and his beneficiary.

             Such election shall be made in writing in such form as shall be acceptable to the Custodian. After the later to occur of the Individual's retirement or attainment of age 70 1/2 (the "Required Beginning Date"), certain restrictions may apply to Individual's ability to change the period over which payments are made. In no event shall the Custodian or the Investment Advisor have any responsibility for determining, or giving advice with respect to, life expectancies or minimum distribution requirements.

             If the Individual fails to elect any of the methods of distribution described above within the time specified for such election, the Custodian may distribute the Individual's Custodial Account in the form of a single sum cash payment by the April 1 following the calendar year occurs the Required Beginning Date. If the Individual elects a mode of distribution under subparagraphs (b) or (c) of this Paragraph C, except as otherwise required by Section 403(b)(10) of the Code, the amount of the monthly, quarterly or annual payments shall be determined by dividing the entire interest of the Individual in the Custodial Account at the close of the prior year by the number of years remaining in the period specified by the Individual's election.

             D. Unless the Individual (or his spouse) elects not to have life expectancy recalculated, the Individual's life expectancy (and the life expectancy of the Individual's spouse, if applicable) will be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of the designated beneficiary (other than the spouse) will not be recalculated. The minimum annual payment may be made in a series of installments (e.g., monthly, quarterly, etc.) as long as the total payments for the year made by the date required are not less than the minimum amounts required.

             E. The Individual must receive distributions from the Plan in accordance with Regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code which are hereby incorporated by reference, or in the absence of such regulations, in accordance with
   Section 401(a)(9) of the Code. In general, these provisions require that certain minimum distributions must commence not later than the April 1 following the calendar year in which the Individual retires or attains age 70-1/2.

             F. If the Individual dies before his entire interest in the Custodial Account is distributed to him, the remaining undistributed balance of such interest shall be distributed to the beneficiary or beneficiaries, if any, designated by the Individual. If no designation of a beneficiary shall have been made, distribution shall be made to the Individual's surviving spouse, or the Individual's estate, in that order.

             If the Individual dies after installment payments have commenced, the beneficiary shall continue to receive distributions in accordance with the payment method specified by the Individual or may elect, in writing, to receive a lump sum distribution.

             If the Individual dies prior to the commencement of benefits, the beneficiary may elect, in writing, to receive the distribution in one of the following forms:

             (a) A single sum payment in cash made by the December 31 of the year containing the fifth anniversary of the Individual's death; or

             (b)  Equal or substantially equal monthly,
                  quarterly, or annual payments commencing not later than the December 31 following the year of the Individual's death over a period not to exceed the life expectancy of the beneficiary.

   Notwithstanding the foregoing, if the beneficiary is the Individual's spouse, distributions may be delayed until the December 31 of the year in which the Individual would have attained age 70-1/2. A beneficiary must receive distributions from the Plan in accordance with the regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code, including the incidental death benefit requirements, which are hereby incorporated by reference, or in the absence of such Regulations, in accordance with Section 401(a)(9) of the Code.

             G. The Individual may designate a beneficiary or beneficiaries, and may, in addition, name a contingent beneficiary. Such designation shall be made in writing in a form acceptable to the Custodian. The Individual may, at any time, revoke his or her designation of a beneficiary or change the beneficiary by filing notice of such revocation or change with the Custodian. Notwithstanding the foregoing, in the event that this program is adopted in connection with a plan that constitutes a "pension benefit plan" for purposes of the Employee Retirement Income Security Act of 1974 and the Individual is married at the time of his death, the beneficiary shall be the Individual's surviving spouse unless such spouse consented in writing to the designation of an alternative beneficiary after notice of the spouse's rights and such consent was witnessed by a notary public or representative of the Employer. In the event no valid designation of beneficiary is on file with the Employer or the Custodian at the date of death or no designated beneficiary survives him, the Individual's spouse shall be deemed the beneficiary; in the further event the Individual is unmarried or his spouse does not survive him, the Individual's estate shall be deemed to be his beneficiary.

             H. In the case of any distribution constitutes an "eligible rollover distribution" as defined in Section 402(c)(4) of the Code, the Custodian shall provide the Individual or spousal beneficiary with the option of (A) receiving the distribution directly, (B) having the distribution transferred to an individual retirement account or eligible 403(b) program that accepts such "direct rollovers", or (C) to the extent required under regulations issued by the Secretary of the Treasury, a combination of (A) and (B).

             If the Individual or spousal beneficiary timely elects the transfer option and provides the Custodian with such information as the Custodian may prescribe regarding the transferee plan or account, including the name of the transferee plan or account and identity of the trustee or custodian, the distribution amount shall be transferred to the successor trustee or custodian in a "direct rollover" in accordance with Sections 403(b)(10) and 401(a)(31) of the Code. The Custodian may elect to accomplish the "direct rollover" by delivering to the Individual or spousal beneficiary a check, for the full amount of the distribution, but made payable to the trustee or custodian of the transferee plan or account. The Individual or spousal beneficiary shall then be responsible for delivering the check to the trustee or custodian or the transferee plan.

             If the Individual or spousal beneficiary elects payments made directly to the Individual or spousal beneficiary, distribution shall be accomplished by delivering to the Individual or spousal beneficiary a check, for the amount of the distribution less applicable required withholding, made payable to the Individual or spousal beneficiary.

             If the Individual or spousal beneficiary fails to make a timely election, or if the Individual or spousal beneficiary elects the transfer option but fails to provide the Custodian with appropriate information to enable the Custodian to implement the transfer, the Custodian shall, subject to applicable consent requirements, cause the Individual's or spousal beneficiary's distribution to be paid directly to the Individual or spousal beneficiary, less applicable required withholding.

             The Custodian need not offer the "direct rollover" option in the case of any distribution that has been exempted from the "direct rollover" requirements under rules and regulations issued (whether in proposed, temporary or final form) by the Secretary of the Treasury. In addition, the Custodian may promulgate additional rules and regulations, including rules and regulations governing the time by which elections must be made, that it determines to be necessary or desirable to the administer this provision.

             The Custodian shall not be responsible for the tax consequences resulting from an Individual's or spousal beneficiary's election between receiving a distribution directly or having the distribution transferred to an individual retirement account or eligible 403(b) program in a "direct rollover."

             I. In the event that an Individual transfers funds to this Plan from another plan or arrangement under Section 403(b) of the Code, then to the extent required in order to comply with Rev. Rul. 90-24 or any successor ruling promulgated by the Internal Revenue Service, the distribution restrictions set forth in such transferor plan or arrangement shall be adopted as part of this Plan.

                                   ARTICLE VI

                                 ADMINISTRATION


             Except as otherwise provided in this Plan, the Custodian shall perform solely the duties assigned to the Custodian hereunder as agent on behalf of the Individual and any beneficiary. The Custodian shall not be deemed to be a fiduciary in carrying out the following duties:

             (a)  Receiving contributions pursuant to the
                  provisions of this Plan.

             (b)  Holding, investing and reinvesting the
                  contributions in Investment Company Shares.

             (c) Registering any property held by the Custodian in its own name, or in nominee or bearer form that will pass delivery.

             (d) Making distributions from the Custodial Account in cash.

             The Custodian shall mail to the Individual all proxies, proxy soliciting materials, and periodic reports or other communications that may come into the Custodian's possession by reason of its custody of Investment Company Shares. The Individual shall vote the proxy, notwithstanding the fact that the Custodian may be the registered owner of the Investment Company Shares, and the Custodian shall have no further liability or responsibility with respect to the voting of such shares.

             The Custodian shall keep accurate and detailed account of its receipts, investments and disbursements. As soon as practicable after December 31st each year, and whenever required by Regulations adopted by the Internal Revenue Service under the Code, the Custodian shall file with the Individual a written report of the Custodian's transactions relating to the Custodial Account during the period from the last previous accounting, and shall file such other reports with the Internal Revenue Service as may be required by its Regulations.

             Unless the Individual sends the Custodian written objection to a report within sixty (60) days after its receipt, the Individual shall be deemed to have approved such report, and, in such case the Custodian shall be forever released and discharged with respect to all matters and things included therein. The Custodian may seek a judicial settlement of its accounts. In any such proceeding the only necessary party thereto in addition to the Custodian shall be the Individual.

             All written notices or communications to the Individual or the Employer shall be effective when sent by first class mail to the last known address of the Individual or the Employer on the Custodian's records. All written notices or communications to the Custodian shall be mailed or delivered to the Custodian at its designated mailing address, and no such written notice of communications shall be effective until the Custodian's actual receipt thereof. The Custodian shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in reliance upon the authenticity of signatures contained in all written notices or other communications which it receives and which appear to have been sent by the Individual, the Employer, or any other person.

             The Custodian shall make payments from the Custodial Account in accordance with written directions received from the Individual, and it need not make inquiry as to the rightfulness of such distribution. If the Custodian has reason to believe that a distribution may be due, it may, but shall not be required to make the distribution at the request of any beneficiary who appears to be entitled thereto. The Custodian shall properly withhold from any payment to the Individual or beneficiary such amounts as may be required to satisfy any income or other tax withholding requirements.

             The Custodian shall use ordinary care and reasonable diligence in the performance of its duties as Custodian. The Custodian shall have no responsibilities other than those provided for herein or in the Act or Code and shall not be liable for a mistake in judgment, for any action taken in good faith, or for any loss that is not a result of its gross negligence, except as provided for herein or in the Act or Code and shall not be liable for a mistake in judgment, for any action taken in good faith, or for any loss that is not a result of its gross negligence, except as provided by the Act or regulations promulgated thereunder.

             The Individual and the Employer agree to indemnify and hold the Custodian harmless from and against any liability that the Custodian may incur in the administration of the Custodial Account, unless arising from the Custodian's own negligence or willful misconduct or from a violation of the provisions of the Act or Regulations promulgated thereunder.

             The Custodian shall be under no duty to question any direction of the Individual with respect to the investment of contributions, or to make suggestions to the Individual with respect to the investment, retention or disposition of any contributions or assets held in the Custodial Account.

             The Custodian shall be paid out of the Custodial Account for expenses of administration, including the fees of counsel employed by the Custodian, taxes, and its fees for maintaining the Custodial Account which are set forth in the Application or in accordance with any schedule of fees subsequently adopted by the Custodian. The Custodian may make changes in the fee schedule at any time. The Custodian may sell Investment Company Shares and use the proceeds of sale to pay the foregoing expenses.

             The Custodian will send account statements periodically, and after all transactions. Statements will include any information as the law may require, and in particular the amount of contributions, earnings, distributions, and total account valuation at the end of the year. The Custodian will also send a statement to the Internal Revenue Service as required by law.

             The Custodian may resign as Custodian of any Individual's Custodial Account upon sixty (60) days' prior notice to the Investment Advisor and thirty (30) days' prior notice to each Individual who will be affected by such resignation.

             To the extent required under Title I of ERISA, the Custodian shall hold assets contributed to the Plan in trust (rather than under a custodial account arrangement) and all references to the Custodian and the custodial account hereunder shall be instead deemed to be references to the Trustee and the trust fund, respectively.

                                   ARTICLE VII

                             THE INVESTMENT ADVISOR


             The Individual and the Employer delegate to the Investment Advisor the following powers with respect to the Plan: to remove the Custodian and select a successor Custodian; and to amend this Plan as provided in Article VIII hereof.

             The powers herein delegated to the Investment Advisor shall be exercised by such officer thereof as the Investment Advisor may designate from time to time, and shall be exercised only when similarly exercised with respect to all other Individuals adopting the Plan.

             Neither an Investment Company, the Investment Advisor, nor any officer, director, board, committee, employee or member of any Investment Company or of the Investment Advisor shall have any responsibility with regard to the administration of the Plan except as provided in this
   Article VII of the Plan, and none of them shall incur any liability of any nature to the Individual or beneficiary or other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to the Investment Advisor.

             The Individual and the Employer agree to indemnify and hold the Investment Companies and the Investment Advisor harmless from and against any and all liabilities and expenses, including attorneys' and accountants' fees, incurred in connection with the exercise of, or omission to exercise, any of the powers delegated to it under this Article, except such liabilities and expense as may arise from the Investment Advisor's and/or Investment Company's willful misconduct.

             If the Investment Advisor shall hereafter determine that it is no longer desirable for it to continue to exercise any of the powers hereby delegated to it, it may relieve itself of any further responsibilities hereunder by notice in writing to the Individual at least sixty (60) days prior to the date on which it proposes to discontinue the exercise of the powers delegated to it.

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

             The Individual and the Employer delegate to the Investment Advisor the power to amend this Plan (including retroactive amendments).

             The Individual or the Employer may amend the Application (including retroactive amendment) by submitting to the Custodian a copy of such amended Application, and evidence satisfactory to the Custodian that the Plan, as amended by such amended Application, will continue to qualify under the provisions of Section 403(b)(7) of the Code.

             No amendment shall be effective if it would cause or permit:
   (a) any part of the Custodial Account to be diverted to any purpose that is not for the exclusive benefit of the Individual and his beneficiaries;
   (b) the Individual to be deprived of any portion of his interest in the Custodial Account; or (c) the imposition of an additional duty on the Custodian without its consent.

             The Employer reserves the right to terminate further contributions to this Plan. The Individual also reserve the right to terminate his adoption of the Plan in the event that he shall be unable to secure a favorable ruling from the Internal Revenue Service with respect to this Plan. In the event of such termination, the Custodian shall distribute the Custodial Account to the Individual. The Individual also reserves the right to transfer the assets of his Custodial Account to such other form of Section 403(b)(7) retirement plan as he may determine, upon written instructions to the Custodian in such form as the Custodian may reasonably require.

                                   ARTICLE IX

                             PROHIBITED TRANSACTIONS


             Except as provided in Section 408 of the Act or Section 4975 of the Code, the Custodian:

             A. Shall not cause the Plan to engage in a transaction if it knows or should know that such transaction constitutes a direct or indirect:

             (a) Sale or exchange or leasing of any property between the Plan and a party in interest;

             (b)  lending of money or other extension of
                  credit between the Plan and a party in
                  interest;

             (c) furnishing of goods, services, or facilities between the Plan and a party in interest;

             (d) transfer to, or use by or for the benefit of, a party in interest, of any assets of the Plan;

             (e) acquisition, on behalf of the Plan, of any employer security or employer real property in violation of Section 407(a) of the Act.

             B. Shall not permit the Plan to hold any employer security or employer real property if it knows or should know that holding such security or real property violates Section 407(a) of the Act.

             C. Shall not deal with the assets of the Plan in its own interest or for its own account.

             D. Shall not in any capacity act in any transaction involving the Plan on behalf of a party (or represent a party) whose interests are adverse to the interests of the Plan or the interests of its participants or beneficiaries.

             E. Shall not receive any consideration for its own account from any party dealing with the Plan in connection with a transaction involving the assets of the Plan; provided that nothing in this Article IX shall be construed to prohibit the payment to the Custodian of any fees otherwise authorized under the terms of this Plan.

                                    ARTICLE X

                                LEGAL COMPLIANCE


             Section 403(b) of the Code requires that tax sheltered custodial account arrangements (other than arrangements maintained by a church or convention or association of churches) satisfy certain participation and non-discrimination requirements.

             In general, salary reduction contributions made pursuant to an Individual's election are eligible for exclusion from income only if the Employer has established a program that provides all employees the opportunity to make salary reduction contributions of at least $200 per year. For this purpose, the Employer may exclude from consideration (1) employees who fail to satisfy minimum age and service requirements (to the extent such requirements are adopted by the Employer in accordance with
   Section 403(b)(12) and 410(b) of the Code for use in its plan); (2) employees who are participants in an eligible deferred compensation plan under Section 457 of the Code, qualified cash or deferred arrangement under Section 401(k) of the Code (to the extent the Employer may maintain such a plan) or another Section 403(b) plan or arrangement; (3) employees normally working less than 20 hours per week; (4) employees who are non-resident aliens; (5) certain student employees performing services described in Section 3121(w)(3)(A) of the Code; and (6) any other employees that may be excluded in accordance with rules and regulations promulgated by the Secretary of the Treasury.

             Non-elective contributions made by the Employer must satisfy the and nondiscrimination requirements of Section 403(b)(12) of the Code.

             It should be understood that neither the Investment Advisor nor the Custodian is in a position to render legal or tax advice and that the information contained in and the documents furnished with this description merely represent the Investment Advisor's understanding of the statutes and regulations affecting the establishment and qualification of a Section 403(b)(7) plan. Accordingly, an Individual is urged to consult his attorney or tax advisor in connection with the adoption of the Plan compliance with applicable legal requirements, and the submission of a ruling request on his behalf.

                                   ARTICLE XI

                                  ERISA RIGHTS


             If the program as adopted by the Employer constitutes an "employee pension benefit plan" under the Employee Retirement Income Security Act of 1974 ("ERISA"), as a participant in the Plan, you are entitled to certain rights and protections. This law provides that all Plan participants shall be entitled to:

             Examine, without charge, at the office of the plan administrator (and at other specified locations, if appropriate), all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

             Obtain copies of all Plan documents and other Plan information upon written request to the plan administrator. The plan administrator may make a reasonable charge for the copies. Receive a summary of the Plan's annual financial report. The plan administrator is required by law to furnish each Participant with a copy of this summary annual report.

             Obtain a statement telling you whether you have a current vested interest in your account and whether, under the terms of the Plan, you will be entitled to receive a retirement benefit if you stop working under the Plan now. If you do not have a current vested interest or right to a benefit at normal retirement age, the statement will tell you how many more years you have to work to obtain these rights. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

             In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

             No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your benefits or exercising your rights under ERISA. If your claim for your benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan administrator review and reconsider your claim.

             Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the plan administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

             If you have any questions about your Plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                           ADMINISTRATIVE INFORMATION


   Plan Name:          _______________________________________

   Employer:           _______________________________________

                       _______________________________________

                       _______________________________________

                       (___) _________________________________

                       EIN: _________________________________

   Administrator:      _______________________________________

                       _______________________________________

                       _______________________________________

                       (___) _________________________________

                       EIN: _________________________________

                       The Administrator shall be the agent for service of legal process.

   Plan Number:        ____

   Type of Plan:       Defined Contribution, Section 403(b)(7) Plan

   Funding Medium:     Custodial Accounts

   Plan Year:          _______________________________________